EXHIBIT 2.16

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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT"), dated as of the 1st day of October, 1996, by and between GROGAN'S MERGER CORP., a Delaware corporation (the "COMPANY") and BOBBY L. GROGAN ("GROGAN"), whose principal residence is Route #2, Arlington, KY 42021.

                                   WITNESSETH:

         WHEREAS, the Company is engaged in the business (the "BUSINESS") of manufacturing, distributing, marketing and selling prepared food products and related products and services; and

         WHEREAS, Grogan is skilled and experienced in the Business; and

         WHEREAS, the Company desires to employ Grogan and recognizes that certain inducements must be offered to Grogan in order for the Company to retain Grogan's services; and

         WHEREAS, Grogan and the Company are desirous of entering into an agreement providing for the employment by the Company of Grogan upon the terms provided herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises contained herein, the parties agree as follows:

         1. Employment. Company hereby employs Grogan and Grogan hereby accepts employment by the Company. Grogan may be elected or appointed a director or officer of the Company or any subsidiary or affiliate thereof during the term hereof but only with Grogan's prior consent.

         2. Term. The term hereof shall commence on the date hereof and shall continue until September 30,1997, unless sooner terminated in accordance with the provisions of Section 6 hereof. The period from the date hereof to the date of this Agreement's expiration or sooner termination shall be deemed the "TERM". At the end of the Term, Grogan will resign from all offices and directorships.

         3. Duties.

                  (a) Grogan agrees to perform such duties and tasks as the Company may from time to time reasonably request, subject to the direction of the Company's Board of Directors, Chairman and Chief Executive Officer, including managing the sales and marketing of the Business in its current market. Grogan further agrees to comply with all policies, obey willingly all

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rules, regulations and instructions of the Company, and to faithfully, diligently and competently perform to the best of his ability all of the duties assigned, or refrain from such activities proscribed by the Company, subject, however, to the supervision and control of the Board of Directors of the Company. Grogan shall devote all of his business time, energy and skill to his duties hereunder, shall not accept employment of any kind from, perform duties for, or render services to any person other than the Company, without the prior written consent of the Company.

                  (b) Nothing herein shall preclude the Board of Directors of the Company from changing Grogan's title and duties if such change is in the Company's best interests; provided, however, that at all times during that part of the Term that Grogan is employed as a fill-time employee of the Company, Grogan shall be employed as an executive of the Company with appropriate and commensurate compensation as provided in Section 4 below.

         4.       Compensation.

                  (a) Base Salary. During that part of the Term that Grogan is employed as a full-time employee of the Company, the Company shall pay to Grogan compensation equal to an annual base salary (the "BASE SALARY") at the rate of FIFTY THOUSAND AND NO/100ths DOLLARS ($50,000.00) per annum, payable in accordance with the Company's normal payroll periods, less normal payroll deductions. The Company shall reimburse Grogan for all approved expenses necessarily and reasonably incurred by Grogan in connection with the Business, against presentation of proper receipts or other proof of expenditure, and subject to such reasonable guidelines or limitations provided to Grogan, and which are to be applied prospectively only as the Board of Directors of the Company may impose.

                  (b) Bonuses. Grogan may receive such other bonuses or additional compensation as the Board may approve, from time to time, in its sole and absolute discretion.

                  (c) Limitations. All bonuses, if any, shall only be paid as such may be permitted by any applicable loan documents to which the Company may be a party or bound.

         5. Benefits. During that part of the Term in which Grogan is employed as a full-time employee of the Company, Grogan shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by the Company for its employees, and two (2) weeks paid vacation per year and reasonable sick leave. Such benefits shall not be subject to execution, attachment or similar process except as an offset to claims by the Company against Grogan or as otherwise required by law.

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         6.       Termination.

                  (a) Upon the death or resignation of Grogan, this Agreement and Grogan's and his heir's, executor's and administrator's entitlement to compensation and other benefits and rights hereunder (other than compensation and other benefits which shall have accrued up to the date of death or resignation) shall automatically terminate. Notwithstanding Grogan's resignation hereunder, Grogan will continue to be bound by the terms and conditions of
Section 8 hereof. Any resignation pursuant to this Section shall be deemed ineffective if Grogan's termination under Section 6(c) hereof is imminent.

                  (b) The Company may, at its option, terminate this Agreement upon written notice to Grogan if Grogan, because of physical or mental incapacity or disability, fails in any material respect to perform the services required of him hereunder or is unable to perform his duties hereunder for a continuous period of 30 days or any 60 days out of any twelve month period. Upon such termination, all obligations hereunder of the Company shall cease, except for compensation and other benefits and rights hereunder which shall have accrued up to the date of termination. If within ten (10) days of the written notice referred to above, Grogan notifies the Company in writing that he disputes the Company's determination of his disability, the Company and Grogan shall, within five days of Grogan's notice, each name a physician who is a member of the American Medical Association ("AMA"), who shall select a third physician who is a member of AMA to examine Grogan. The decision of the third physician shall be certified in writing to the Company and Grogan, and said decision shall be binding and conclusive upon the Company and Grogan. If Grogan shall fail to notify Company within the ten (10) day period herein prescribed that he disputes the Company's determination of disability, then the Company's determination thereof shall be final and conclusive and Grogan's employment shall terminate. Grogan will submit to the appropriate medical examinations.

                  (c) The Company may, at its option, immediately terminate this Agreement due to a material breach hereof by Grogan or for "JUST CAUSE." Notwithstanding anything herein to the contrary, in the event of a termination for either of such reasons, all obligations of any nature of the Company, except for compensation which will have accrued up to the date of termination, shall terminate. "JUST CAUSE" hereunder shall be limited to one of the following grounds:

                           (i) The Company fails to reach eighty per cent (80%) of its operating income budget over any given nine month period;

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                           (ii) Willful failure to follow customer prescribed
         quality control procedures;

                           (iii) Any material conflict of interest, except a material conflict of which the Company has been notified and the Company has agreed to allow;

                           (iv) Employee's use of Company's proprietary information for his own benefit or in a way adverse to Company's interests;

                           (v) Employee's rendering of assistance to any person's, organization's or entity's competitive efforts with Company;

                           (vi) Employee has materially breached any of the provisions of this Agreement;

                           (vii) Employee's refusal, after notice thereof, to perform specific directives of the Board of Directors which are consistent with the scope and nature of Employee's duties and responsibilities as set forth herein;

                           (viii) Dishonesty of Employee at any time directly or indirectly and materially affecting the Company;

                           (ix) Habitual drunkenness or use of drugs (unless medically prescribed) which interferes with the performance of Employee's obligations hereunder;

                           (x) Employee's engagement at any time in any act of fraud, embezzlement or Employee's admission or conviction of or plea of nolo contendere to a felony or of any crime at any time involving moral turpitude, fraud, or misrepresentation;

                           (xi) Any gross or willful misconduct of Employee at any time resulting in loss to the Company, substantial damage to the Company's reputation, or theft or defalcation from the Company;

                           (xii) Any intentional act of Employee having the purpose or effect of materially injuring the reputation, business or business relationships of the Company; or

                           (xiii) Any breach by Employee of his fiduciary duty or duty of loyalty to the Company, or the restrictive covenants contained in Section 8 hereof or of any policy, written or unwritten, of the

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         Company (e.g., prohibition of sexual harassment in the work place or discrimination in hiring practices).

                  (d) In the event that the Company desires to relieve Grogan of his employment duties hereunder for any reason other than in Sections 6(a), 6(b) and 6(c), then, the Company may immediately terminate Grogan under this Section by giving Grogan written notice, and by paying Grogan the Base Salary and benefits which would otherwise be payable hereunder for the shorter of (i) the six (6) months immediately following the delivery of such notice and (ii) the amount of time left during the Term until the next applicable termination date. Any benefit which would have accrued during such time period shall be deemed to have so accrued on the appropriate date. The payments and benefits payable to Grogan under this Section shall be Grogan's sole and exclusive remedies. Notwithstanding such termination, Grogan will continue to be bound by the terms and conditions of Section 8 hereof

         7. Effect of Termination. Notwithstanding anything to the contrary contained herein, should Grogan's employment with the Company be terminated for any reason whatsoever, Grogan will no longer have an office at the Company's places of business, and will not visit such places.

         8. Restrictive Covenant. In addition to Grogan's covenants contained in
Section 12 of the Agreement and Plan of Reorganization dated as of the date hereof among the Company, Grogan, his wife, Atlantic Beverage Company, Inc. ("ABEV"), Grogan's Farm, Inc. and Grogan's Sausage, Inc.:

                  (a) Nondisclosure. Grogan acknowledges that he has been and will be entrusted with trade secrets, marketing, operating and strategic plans, customer and supplier lists, proprietary information and other confidential or specialized data and/or information relative to the Business of the Company and its predecessors, whether now existing or to be developed or created after the date hereof (collectively, "TRADE SECRETS"). Grogan covenants and agrees that he shall at all times during the Term and thereafter hold in strictest confidence any and all Trade Secrets that may have come or may come into his possession or within his knowledge concerning or related to the products, services, processes, businesses, suppliers, customers and clients of the Company or its affiliates and their predecessors. Grogan further covenants and agrees that neither he nor any person or enterprise controlled by him will for any reason, directly or indirectly, for himself or for the benefit of any other person or enterprise, use, copy, divulge or otherwise disseminate or disclose any of the Trade Secrets owned or used by, or licensed to, Grogan or any of his affiliates or otherwise relating to Grogan, the Company or the Business, provided that Grogan may

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disclose Trade Secrets pursuant to an order by a court of competent jurisdiction, provided, further, that Grogan shall give the Company notice of such order and any court pleading requesting such disclosure, in order to provide the Company with an opportunity to prevent such disclosure or procure an appropriate protective order.

                  (b) Customers and Trade Secrets. Grogan acknowledges that customers and customer accounts and Trade Secrets of Grogan and the Company will at all times be the sole and separate property of the Company, in which Grogan has no rights whatsoever, and all activities of or work performed by Grogan for or on behalf of the Company in the future will be performed solely for the benefit of the Company and the goodwill resulting from such efforts by Grogan is and at all times will be the sole and separate property of the Company, which goodwill is intended to be protected, in part, by this Section.

                  (c) Non-Solicitation: Non-Hire. Grogan agrees that from the date hereof and continuing for a period (the "NON-COMPETE PERIOD") of four (4) years after the later of (i) the date his consulting or employment relationship with the Company terminates or (ii) he does not own, directly or indirectly, more than 50,000 shares of the common stock of ABEV, neither he nor any person or enterprise controlled by him will solicit or hire or contract with, for employment, consulting or any other reason, any person who was employed by the Company or Grogan or any of the Company's affiliates as a manager, sales person, officer, office head, buyer, accountant/controller or other key employee at any time within one (1) year prior to the time of the act of solicitation, or hire.

                  (d) Non-Competition by Grogan. During the Non-Compete Period, Grogan agrees that neither he nor any person or enterprise controlled by him will become a stockholder, director, officer, agent, employee or representative of or consultant to a corporation or member of a partnership. engage as a sole proprietor in any business, act as a consultant to any of the foregoing or otherwise engage, directly or indirectly, in any enterprise which competes with the Business in any geographic area in which Grogan does business on the date the Term ends, which area Grogan acknowledges includes the States described in EXHIBIT A hereof; provided, however, that the foregoing shall not prohibit the ownership of less than two percent (2%) of the outstanding shares of the stock of any corporation engaged in any business, which shares are regularly traded on a national securities exchange or in any over-the-counter market. The Non-Compete Period shall be extended for that period of time during which Grogan is in violation of the covenants contained in this Section. In consideration of the covenants contained herein, the Company shall pay to Grogan on the first through

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fourth anniversaries hereof (i.e., on October 1, 1997, 1998, 1999 and 2000), a lump sum payment equal to $25,000.

                  (e) Survival. The provisions of this Section shall survive the termination of this Agreement and Grogan's employment with the Company, irrespective of the reason therefor.

         9. Relief Reformation: Severability. Grogan agrees that the covenants herein are separate and are reasonable in their scope and duration and may be enforced by specific performance or otherwise. Grogan shall not raise any issue of reasonableness as a defense in any proceeding to enforce any of such covenants. Notwithstanding the foregoing, in the event that a covenant included herein shall be deemed by any court to be unreasonably broad in any respect, the Court which makes such finding shall modify such covenant for the purpose of making such covenant reasonable in scope and duration. The validity, legality or enforceability of the remaining provisions hereof shall not be affected by any such modification.

         10. Inventions. Grogan shall and hereby assigns to the Company his entire right, title and interest in all discoveries, processes, recipes and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which have been or may be conceived by Grogan or developed or acquired by him during the term hereof and the Non-Compete Period, which may pertain directly or indirectly to the Business. Grogan agrees to promptly and fully disclose in writing all such developments. Grogan acknowledges that all Trade Secrets and other ideas relating to the Business which were conceived by Grogan before the date hereof have been assigned by Grogan to the Company. Grogan will, upon the Company's request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce all letters, patents, trademark registrations, or copyrights or enforce all rights in any intangible or intellectual property in all countries.

         11. Remedies. Grogan acknowledges that any breach hereof by him will cause irreparable harm to the Company, that such harm will be difficult if not impossible to ascertain. Therefore, if any action or proceeding is commenced by or on behalf of the Company to enforce the provisions hereof, the Company shall be entitled to equitable relief including injunction, against any actual or threatened breach hereof, and any damages arising therefrom including, without limitation, reasonable fees of its attorneys and their support staff and all other costs and expenses incurred in connection therewith without bond. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy. Grogan hereby waives the claim or defense to an action for

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equitable relief by the Company that the Company has an adequate remedy at law or has not been or is not being irreparably injured by such breach. FURTHERMORE, EACH PARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE OF ANY NATURE ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION HEREWITH. INSTEAD ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

         12. Insurance. The Company may, at its election and for its benefit, insure Grogan against disability, accidental loss or death and Grogan shall submit to such physical examinations and supply such information as may be required in connection therewith.

         13. Assignment. Grogan acknowledges that the services to be rendered by him hereunder are unique and personal and that Grogan may not assign any of his rights or delegate an)' of his duties or obligations hereunder to any other person or entity, whether by voluntary or involuntary assignment or transfer. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the heirs, executors, administrators and personal representatives of Grogan, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company.

         14. Notices. All notices, demands and communications required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given on the date received if delivered personally or two days after the date such notice, demand or communication is sent if sent by first class, certified or registered mail, return receipt requested, postage pre-paid and addressed, or one day after the date such notice, demand or communication is sent if sent by overnight courier service to Grogan at his residence set forth above, or to the Company at its principal place of business, or to such other person at such location as either party hereto may subsequently designate in a similar manner.

         15. Waiver of Breach. The failure of a party at any time to require performance by the other of any provision expressed herein shall in no way affect such party's right thereafter to enforce such provision. Furthermore, a waiver by a party of a breach of any provision hereof by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         16. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter, and supersedes all prior understandings and agreements. No party has relied on

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any statement of the other party except for those statements contained herein.
This Agreement may be amended only by a written instrument duly executed by the parties. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

         17. No Conflicting Agreements. Grogan represents and warrants that he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions hereof

         18. Expenses upon Default. If any party defaults in the performance of any of its covenants, agreements or obligations described herein, then in addition to any and all other rights or remedies which the non-defaulting party may have against the defaulting party, the defaulting party will be liable to and will pay to the non-defaulting party a sum equal to all of the non-defaulting party's court costs and fees of its attorneys and their support staff and all other costs and expenses associated with such dispute incurred in enforcing the covenants, agreements or obligations of the defaulting party described herein.

         19. Offset. Any amounts which may be due and owing from Grogan to the Company arising from or pursuant to any agreement whatsoever, shall be paid to the Company on demand therefore, and if not so paid, such amounts may be deducted from any amounts which the Company may owe to Grogan.

         20. Applicable Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky applicable to agreements between Kentucky residents entered into and to be performed entirely within Kentucky.

         21. Consent to Jurisdiction. For those matters or disputes of any nature arising out of, connected with, related or incidental to a party seeking to compel action (other than payment) or cease a prohibited action, the parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of the State of Kentucky located in the City of Paducah, Kentucky and to the jurisdiction of the United States District Court for the Western District of Kentucky for the purpose of bringing any action that may be brought in connection with the provisions hereof. The parties hereto hereby individually agree that they shall not assert any claim that

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they are not subject to the exclusive jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person set forth herein or to any subsequent address to which notices shall be sent.

         22. Agreement to Arbitrate. Except for those matters described in
Section 21 above, in the event of any other dispute arising out of connected with, related or incidental to this Agreement and the documents or instruments delivered in connection herewith, such dispute shall be submitted to arbitration in accordance with the terms of this Section. The party who is alleging that a dispute exists shall send a notice of such dispute to all other parties, which notice shall set forth in detail the dispute, the parties involved and the position of such party with respect thereto. Within ten (10) business days after the delivery of such a notice, counsel for the parties shall deliver a joint request to the Managing Partner of the Cincinnati, Ohio Office of Strauss & Troy, Esq., requesting such person to deliver a list of ten (10) prospective arbitrators, all of whom such partner believes to be experienced in commercial arbitration, along with a brief resume of each such person. The parties shall do all things necessary to reasonably cooperate in the selection of the ten (10) persons, including holding Strauss & Troy harmless from any and all claims arising out of such selection and arbitration. If such Managing Partner declines, the list of ten (10) shall be selected by the party asking for arbitration receiving a list from any private dispute resolution firm with offices in Cincinnati. The arbitrator shall be selected as follows: within three
(3) days after the list is delivered to each party, each party shall assign rank of preference to each available arbitrator, with number one being the most preferable and ten being the least preferable (i.e., a different rank must be assigned to each available arbitrator) and deliver such rankings confidentially to the person or firm which created the list; in the event of a tie, the person or firm which created the list shall then select the arbitrator from the two potential arbitrators which have tied. The single arbitrator with the lowest total score shall be the arbitrator for the dispute. The arbitrator so selected shall schedule a hearing in Paducah, Kentucky, on the disputed issues within forty-five (45) days after his appointment, and the arbitrator shall render his decision after the hearing, in writing, as expeditiously as is possible, and shall be delivered to the parties. The arbitrator shall render his decision based on written materials supplied by the parties to the arbitration in support of their respective oral presentations at the hearing, and no party shall be entitled to discovery in such matter. Each party shall supply a copy of any written materials to be submitted to the arbitrator at least fifteen (15) days prior to the scheduled hearing. The parties agree that the arbitrator shall not have any power or authority to award punitive damages. A default judgment may

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be entered against any party who fails to appear at the arbitration hearing.
Such decision and determination shall be final and unappealable and shall be filed as a judgment of record in any jurisdiction designated by the successful party. The successful party shall be entitled to recover all fees, costs and expenses incurred in connection with such arbitration. The parties hereto agree that this paragraph has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.

THE PARTIES AGREE THAT ANY ARBITRATION SHALL BE GOVERNED BY AND PURSUANT TO THE FEDERAL ARBITRATION ACT, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

         23. Exceptions to Exclusive Jurisdiction and Mandatory Arbitration. Notwithstanding the provisions of Sections 21 and 22 hereof, in the event that there is a third party action which may give rise to rights of indemnification or contribution from one party(ies) to another, the parties hereto irrevocably submit themselves to the jurisdiction of the court in which such third party action is brought, and the party to be indemnified may, but shall not be obligated to, bring a third party action or other appropriate proceeding to enforce such rights of indemnification or contribution. The foregoing is not intended to confer any rights upon any other party other than the parties hereto.

         24. Effect of Disputes. Notwithstanding the fact that there may from time to time be disputes among the parties concerning the terms and conditions hereof, the parties agree not to under any circumstances, disparage, criticize or denigrate the talents, skills, prospects, abilities, integrity or character of the other parties hereto, or such parties' management, directors, employees, agents or representatives (including those of the Company's affiliates). Grogan further agrees that he will not, at any time after the date hereof and without the Company's written consent, contact any past, present or prospective customer, supplier, employee or agent or representative of his with the intent, purpose or effect of injuring the reputation, business or business relationships of the Company and/or its affiliates. The provisions of this Section shall survive the execution and termination hereof, irrespective of the reason for such termination.

         25. Mutual Drafting. This Agreement is the joint product of the Company, Grogan and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such

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parties and counsel, and shall not be construed for or against any party hereto.

         IN WITNESS WHEREOF, the parties hereto have entered into this Employment Agreement as of the date first written above.

GROGAN'S MERGER CORP.

By ____________________________             ________________________________
    Merrick M. Elfman, Chairman             Bobby L. Grogan

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                                                         EXHIBIT A

States included in Non-Compete
Illinois
Kentucky
Indiana
Wisconsin
Arkansas
Mississippi
Texas
Alabama
Tennessee
Missouri
Virginia
Ohio
Louisiana

Grogan acknowledges that products of the Company and its predecessors have been and are currently being sold in all of the foregoing areas.

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